Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cornerstone Management, Inc. on Form F-1 Amendment No. 3 (File No. 333-225438) of our report dated October 30, 2018, with respect to our audits of the consolidated financial statements of Cornerstone Management, Inc. as of March 31, 2018 and 2017 and for the years ended March 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
December 28, 2018